Exhibit 99

FOR IMMEDIATE RELEASE

RPC, Inc. Reports Record Financial Results in the Second Quarter of 2010

●	Revenues Increased by 99.1 Percent Compared to the Second Quarter of 2009
●	Diluted Earnings Per Share were $0.32, Compared to a Loss of $0.12 Per Share in the Prior Year

ATLANTA, July 28, 2010 -- RPC, Inc. (NYSE: RES) today announced its unaudited results for the second quarter ended June 30, 2010.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended June 30, 2010, revenues increased 99.1 percent to $252,896,000 compared to $127,018,000 in the second quarter last year.  Revenues increased compared to the prior year due to higher activity levels, strengthening customer relationships, and improved pricing within our technical services segment.  Operating profit for the quarter was $52,089,000 compared to an operating loss of $19,498,000 in the prior year.  Net income for the quarter was $31,602,000 or $0.32 earnings per diluted share, compared to a net loss of $11,624,000 or $0.12 loss per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $85,185,000 compared to $13,486,000 in the prior year. 1

Cost of revenues was $139,478,000, or 55.2 percent of revenues, during the second quarter of 2010, compared to $91,080,000, or 71.7 percent of revenues, in the prior year.  Cost of revenues increased due to the variable nature of many of these expenses.  However, cost of revenues as a percentage of revenues decreased significantly due to improved pricing for our services, the changing nature of our pressure pumping business, improved procurement processes related to our raw materials and leverage of employment and other direct costs over higher revenues.

Selling, general and administrative expenses were $29,478,000 in the second quarter of 2010, a 26.1 percent increase compared to $23,372,000 in the prior year.  This increase was primarily due to increases in total employment costs, including increased incentive compensation consistent with improved operating results.  As a percentage of revenues, however, these costs decreased to 11.7 percent in 2010 compared to 18.4 percent last year due to the fixed nature of many of these expenses.  Depreciation and amortization were $33,384,000 during the quarter, slightly higher than the second quarter of last year.  Interest expense decreased from $527,000 last year to $502,000 in 2010 due to a lower average balance on RPC’s revolving credit facility, partially offset by higher average interest rates.

For the six months ended June 30, 2010, revenues increased 53.7 percent to $466,040,000 compared to $303,289,000 last year.  Net income was $45,002,000 or $0.46 earnings per diluted share, compared to net loss of $7,158,000 or $0.07 loss per diluted share last year.

 “We are pleased to report strong sequential and year-over-year improvement in our operating results for the second quarter of 2010,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average domestic rig count during the second quarter was 1,506, a 61.2 percent increase compared to the same period in 2009, and a 13.0 percent increase compared to the first quarter.  The average price of natural gas was $4.29 per Mcf, a 16.3 percent increase compared to the prior year, while the average price of oil was $77.95 per barrel, a 29.8 percent increase compared to the prior year.  RPC’s revenues increased by 99.1 percent compared to the second quarter of 2009 and 18.7 percent compared to the first quarter of 2010.  Our revenues increased at a greater rate than the industry indicators due to higher utilization of our equipment operating to support several significant customer relationships.  These operations are taking place in service-intensive shale basins in which we have a large presence and technical expertise.  Most of our service lines benefited from improved activity levels and higher pricing.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

2nd Quarter 2010 Press Release

“Our capital expenditures during the quarter were $46.5 million as we made payments on some of the capital commitments under our expansion plan. In response to the current strong operating environment and continued customer demand, we have committed to additional equipment purchases beyond those that we discussed at the end of the first quarter.  We are pleased about the current operating environment and are comfortable with our expansion plans as we undergo the process of refinancing our revolving credit facility.

“The disaster that occurred in the Gulf of Mexico in April did not materially impact our financial results during the second quarter because our exposure to this region, especially to deep water operations, is minimal.  We are closely monitoring regulatory changes in order to comply with any new standards which could impact our operations.  In addition, we are observing our customers’ activities and other indicators in our operating environment.  However, the incident in the Gulf of Mexico has not diminished our confidence in the long-term prospects for the oilfield services business in the U.S. domestic market,” concluded Hubbell.

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues increased 105.1 percent for the quarter compared to the prior year due to higher activity levels from expanded customer commitments and improved pricing.  Support Services revenues increased by 60.6 percent during the quarter compared to the prior year because of higher activity levels in the service lines within this segment. Operating profit in Technical Services improved due to higher revenues, improved pricing, and cost leverage. Operating profit in Support Services increased due to higher revenues and cost leverage in the service lines which comprise this segment.

2nd Quarter 2010 Press Release

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
	(in thousands)
Revenues:
Technical services	$225,538	$109,987	$416,941	$261,066
Support services	27,358	17,031	49,099	42,223
Total revenues	$252,896	$127,018	$466,040	$303,289
Operating profit (loss):
Technical services	$46,343	$(15,212)	$71,301	$(9,064)
Support services	6,639	(1,616)	8,549	2,090
Corporate expenses	(2,426)	(2,982)	(5,862)	(6,161)
Gain on disposition of assets, net	1,533	312	669	2,034
Total operating profit (loss)	$52,089	$(19,498)	$74,657	$(11,101)
Other (expense) income, net	(288)	608	115	751
Interest (expense)	(502)	(527)	(1,043)	(1,121)

Interest income	9	52	32	85

Income (loss) before income taxes	$51,308	$(19,365)	$73,761	$(11,386)

RPC, Inc. will hold a conference call today, July 28, 2010 at 9:00 a.m. ET to discuss the results of the second quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s Web site at www.rpc.net.  The live conference call can also be accessed by calling (888) 661-5138 or (913) 312-1511 and using the access code #4265781.  For those not able to attend the live conference call, a replay of the conference call will be available in the investor relations section of RPC, Inc.’s Web site (www.rpc.net) beginning approximately two hours after the call.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our statements regarding our favorable opinion of our current operating environment; our comfort with our expansion plans; our ability to refinance our revolving credit facility; and our confidence in the long-term prospects for the oilfield services business in the U.S. domestic market.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; increased regulation of our business resulting from the oil spill in the Gulf of Mexico in the second quarter of 2010; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; our ability to complete our proposed refinancing of our revolving credit facility; the possibility that the recent growth in unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2009.

2nd Quarter 2010 Press Release

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

2nd Quarter 2010 Press Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended June 30, (Unaudited)	Second Quarter			Six Months
	2010	2009	% BETTER (WORSE)	2010	2009	% BETTER (WORSE)
REVENUES	$252,896	$127,018	99.1%	$466,040	$303,289	53.7%
COSTS AND EXPENSES:
Cost of revenues	139,478	91,080	(53.1)	269,092	201,050	(33.8)
Selling, general and administrative expenses	29,478	23,372	(26.1)	57,315	50,978	(12.4)
Depreciation and amortization	33,384	32,376	(3.1)	65,645	64,396	(1.9)
Gain on disposition of assets, net	(1,533)	(312)	N/M	(669)	(2,034)	(67.1)
Operating profit (loss)	52,089	(19,498)	N/M	74,657	(11,101)	N/M
Interest expense	(502)	(527)	4.7	(1,043)	(1,121)	7.0
Interest income	9	52	(82.7)	32	85	(62.4)
Other (expense) income, net	(288)	608	N/M	115	751	(84.7)
Income (loss) before income taxes	51,308	(19,365)	N/M	73,761	(11,386)	N/M
Income tax provision (benefit)	19,706	(7,741)	N/M	28,759	(4,228)	N/M
NET INCOME (LOSS)	$31,602	$(11,624)	N/M %	$45,002	$(7,158)	N/M %

EARNINGS (LOSS) PER SHARE
Basic	$0.33	$(0.12)	N/M %	$0.47	$(0.07)	N/M %
Diluted	$0.32	$(0.12)	N/M %	$0.46	$(0.07)	N/M %

AVERAGE SHARES OUTSTANDING
Basic	96,660	96,317		96,596	96,247
Diluted	97,417	96,317		97,482	96,247

2nd Quarter 2010 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(In thousands)
	2010	2009
ASSETS
Cash and cash equivalents	$3,683	$2,812
Accounts receivable, net	218,329	121,276
Inventories	57,597	54,044
Deferred income taxes	5,808	5,634
Income taxes receivable	486	18,377
Prepaid expenses and other current assets	4,287	3,594
Total current assets	290,190	205,737
Property, plant and equipment, net	386,312	444,856
Goodwill	24,093	24,093
Other assets	9,580	7,966
Total assets	$710,175	$682,652

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$59,541	$36,061
Accrued payroll and related expenses	15,524	9,662
Accrued insurance expenses	4,601	4,746
Accrued state, local and other taxes	3,569	2,999
Income taxes payable	4,542	927
Other accrued expenses	203	255
Total current liabilities	87,980	54,650
Long-term accrued insurance expenses	8,351	9,008
Notes payable to banks	100,850	123,550
Long-term pension liabilities	14,930	12,872
Other long-term liabilities	1,796	1,668
Deferred income taxes	48,001	50,542
Total liabilities	261,908	252,290
Common stock	9,876	9,840
Capital in excess of par value	8,911	5,290
Retained earnings	438,190	424,588
Accumulated other comprehensive loss	(8,710)	(9,356)
Total stockholders' equity	448,267	430,362
Total liabilities and stockholders' equity	$710,175	$682,652

2nd Quarter 2010 Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended June 30, (Unaudited)	Second Quarter		% BETTER (WORSE)		Six Months		% BETTER (WORSE)
	2010	2009			2010	2009

Reconciliation of Net Income (Loss) to EBITDA
Net Income (Loss)	$31,602	$(11,624)	N/M	%	$45,002	$(7,158)	N/M %
Add:
Income tax provision (benefit)	19,706	(7,741)	N/M		28,759	(4,228)	N/M
Interest expense	502	527	4.7		1,043	1,121	7.0
Depreciation and amortization	33,384	32,376	(3.1)		65,645	64,396	(1.9)
Less:
Interest income	9	52	(82.7)		32	85	(62.4)
EBITDA	$85,185	$13,486	N/M	%	$140,417	$54,046	159.8%

EBITDA PER SHARE
Basic	$0.88	$0.14	N/M	%	$1.45	$0.56	158.9%
Diluted	$0.87	$0.14	N/M	%	$1.44	$0.56	157.1%